EXHIBIT 12.1


        COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The Corporation's ratios of earnings to fixed charges for the three months ended March 31, 1997 and 1996 and for the five years ended December 31, 1996 were as follows:

(dollars in millions)                Three Months
                                        Ended
                                        March 31,                 Years Ended December 31,
                                 1997         1996        1996     1995     1994      1993        1992
Net Income  . . . . . . . .     $ 3,665     $3,138     $14,133  $11,470  $10,109  $  9,575      $7,506

Extraordinary items, net of         0            0           0        0        0         0           0
tax . . . . . . . . . . . .
Cumulative effect of changes
 in accounting principles,
net                                 0            0           0        0        0         0           0
  of tax  . . . . . . . . .
Income tax expense  . . . .     2,122        2,180       9,660    7,384    6,256     5,765      3,139
Pretax earnings . . . . . .  $  5,787     $  5,318     $23,793  $18,854  $16,365  $ 15,340    $10,645
Fixed charges:
Portion of rental expense
   (net of sublease
   rental income) which
   approximates the interest
   factor . . . . . . . . .        64           55         244      208      166       157         243
Interest on borrowed funds      3,313          374       6,039    5,535    3,917       771         256
    TOTAL FIXED CHARGES . .  $  3,377     $    429      $ 6,283  $ 5,743  $ 4,083  $    928    $    499
Earnings (for ratio          $  9,164     $  5,747     $30,076  $24,597  $20,448  $ 16,268    $ 11,144
calculation)  . . . . . . .
Ratio of earnings to fixed
    charges . . . . . . . .   271.37%     1338.81%     478.68%  428.30%  500.87%  1753.02%    2233.27%


For purposes of computing the consolidated ratio of earnings to fixed charges, "earnings" represent net income before extraordinary items plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense.